UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 ___________________________________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 15, 2012
 WASHINGTON REAL ESTATE
INVESTMENT TRUST
(Exact name of registrant as specified in its charter)

MARYLAND	53-0261100
(State of incorporation)	(IRS Employer Identification Number)
6110 EXECUTIVE BOULEVARD, SUITE 800, ROCKVILLE, MARYLAND 20852
(Address of principal executive office) (Zip code)
Registrant’s telephone number, including area code: (301) 984-9400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

and

Item 7.01 Regulation FD Disclosure
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A press release issued by the Registrant on February 16, 2012 regarding earnings for the three and twelve months ended December 31, 2011, is attached as Exhibit 99.1. Also, certain supplemental information not included in the press release is attached as Exhibit 99.2. This information is being furnished pursuant to Item 7.01 and Item 2.02 of Form 8-K. This information is not deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 and is not incorporated by reference into any Securities Act registration statements.

Item 5.02 Compensatory Arrangements of Certain Officers
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On February 15, 2012, the Compensation Committee of Washington Real Estate Investment Trust ("WRIT") revised WRIT's Officer's Short-term Incentive Plan (STIP) for performance years 2012 and later to provide greater flexibility to recognize both challenges to WRIT, and/or positive external circumstances that have beneficially impacted WRIT, in the satisfaction of WRIT's financial performance goals.

Under the STIP as it existed in 2011, core FFO per share, core FAD per share and same-store net operating income ("NOI") growth were each weighted at 20% of the total target award opportunity. The specific metrics underlying each of these goals were set by the Compensation Committee within the first 90 days of the one-year performance period. At the completion of the performance period, if achievement of a goal fell between threshold and target levels or between target and high levels, the amount of the associated award would be determined by linear interpolation. If achievement of a goal fell below threshold level, the portion of the award that was dependent on that goal would not be paid.

Under the STIP as revised, at the completion of the one-year performance period, fulfillment of our financial performance goals will be evaluated in the aggregate by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on satisfaction of such financial performance goals to be provided by the Chief Executive Officer). At the conclusion of the performance period, the Compensation Committee will evaluate aggregate financial goal performance on a scale of 1 (threshold), 2 (target) or 3 (high). If achievement of the aggregate financial goal performance falls below threshold level (i.e., rated by the Compensation Committee below a level of 1), the portion of the award that is dependent on aggregate financial goal performance will not be paid. Under the STIP as revised, the financial metrics that the Compensation Committee will consider in determining aggregate financial goal performance will continue to be core FFO per share, core FAD per share and same-store NOI growth.

Instead of each of the foregoing metrics carrying a 20% weight (as provided in the STIP as it existed in 2011), our performance under these metrics will be judged by the Compensation Committee in the aggregate and their aggregate weighting will equal 60%. The Compensation Committee will no longer establish specified financial performance targets for these metrics, but rather will determine guideline expectations for each metric. The Compensation Committee will then make a year-end assessment of our absolute performance, our performance relative to other companies in our industry, the challenges faced by us and/or the positive external circumstances that may have beneficially impacted our performance.

In addition to the foregoing amendment to the STIP, the Compensation Committee also revised the STIP to provide that the cash portion of awards will be paid within 2½ months after the end of the performance period. Under the STIP as it existed in 2011, 80% of such portion was payable by December 31st of the one-year performance period, and the remaining cash balance was payable within 2½ months of the end of the performance period.

The foregoing description of the STIP is not complete, but only discusses the 2012 revisions. See the section of WRIT's proxy statement filed with the SEC on April 1, 2011 entitled “New STIP” for a full description of the terms, which description is incorporated by reference herein.

Item 8.01 Other Events
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Dulles Station, Phase II consists of undeveloped land in Herndon, Virginia and a half interest in a parking garage that is adjacent to this land. The land is zoned and planned for development as an office building. In connection with the preparation of financial statements for our upcoming Annual Report on Form 10-K, our management reviewed changes in market conditions, specifically higher vacancy and lower rental rates in the Washington metro region office market and other circumstances affecting the Herndon submarket, and reassessed the likelihood that we would follow through on these development plans. Based upon the foregoing review and assessment, our management determined that the development of the land at Dulles Station, Phase II is not probable under current market conditions. Due to this determination, we recognized a $14.5 million impairment charge during the fourth quarter of 2011 in order to reduce the carrying value of the land and interest in the garage at Dulles Station, Phase II to its fair value of $12.1 million.

Item 9.01 Financial Statements and Exhibits
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(c) Exhibits
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Exhibit 99.1 Press release issued February 16, 2012 regarding earnings for the three and twelve months ended December 31, 2011
Exhibit 99.2 Certain supplemental information not included in the press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST

Date: February 16, 2012	By:	/s/ Laura M. Franklin
Laura M. Franklin
Executive Vice President Accounting, Administration and Corporate Secretary

Exhibit Index

Exhibit
Number        Description

99.1	Press Release issued February 16, 2012 regarding earnings for the three and twelve months ended December
31, 2012

99.2        Certain supplemental information not included in the press release